Exhibit 10HH. (i)





James J. Lynch

Re:  Executive Severance Plan and Termination Agreement

Dear Mr. Lynch:

     On October 15, 1997, the Board of Directors of Summit Bancorp. (the "Company") amended and restated the Summit Bancorp. Executive Severance Plan (as amended, the "Plan"). A copy of the Plan, reflecting all amendments, is attached hereto and made a part hereof as if fully set forth in this letter. Unless the context otherwise requires or unless otherwise defined in this letter, capitalized terms used in this letter have the meanings assigned to them in the Plan.

     The Committee, as a matter of separate inducement and not in lieu of any salary or other compensation for services, has selected you to participate in the Plan, subject to the terms and conditions of the Plan and this letter. This letter constitutes your Participation Letter under the Plan.

     Your participation in the Plan commences as of the effective date and time of the merger of Prime Bancorp, Inc. into First Valley Corporation ("Effective Time"). You cease to be a Participant in the Plan upon the earliest to occur of
(i) October 15, 2002 (the "Expiration Date"), (ii) the Date of Termination,  and
(iii) your Retirement. The Expiration Date will be automatically extended for an additional year (each such anniversary being the new Expiration Date) unless at least 90 calendar days prior to the then Expiration Date, the Company notifies you that the then Expiration Date will not be extended (it being understood that the automatic extension operates in successive years so long as no notice is given).

     The payments and benefits to which you as a Participant in the Plan may become entitled will be determined under the Plan. It is an express condition to your entitlement to the payments of amounts and the provision of benefits provided for by paragraph 5(a) of the Plan that the Company receive on the Date of Termination a Release, Covenant Not to Sue, Non-Disclosure and Non-Solicitation Agreement executed by you, or your legal representative (in the event of your death or Disability) in the form set forth in Exhibit A to the Plan, and that such Agreement be effective.

     The following special provisions ("Letter Amendments") supplement, amend and supersede the provisions of the Plan, as applied to you:

     A. At the Effective Time, your title shall be Senior Executive Vice President of Summit Bancorp. Effective at the first meeting of the Board of Directors of Summit Bank (PA) following the merger of Prime Bank with and into Summit Bank (PA), you shall also have the titles of Chairman of the Board, Chief Executive Officer and President of Summit Bank (PA). Your duties shall be those as assigned to you from time to time by the Boards of Directors of the Company and Summit Bank (PA) and the Chairman of the Board and President of the Company and as are appropriate to the position of Chairman of the Board and Chief Executive Officer of a bank subsidiary of a publicly held bank holding company. Your base salary shall be not less than $345,000, and your annual cash bonus shall be not less than $120,750. Your Welfare Plans and perquisites shall be the welfare plans and perquisites provided to you by Prime Bancorp, Inc. as of the Effective Time until the sooner of the integration of the welfare plans and benefits of Prime Bancorp, Inc. with those of the Company or one year from the Effective Time, after which they shall be the Welfare Plans and perquisites provided to a Senior Executive Vice President of the Company.

     B. During the period from the Effective Time until the end of the Window Month, as defined below, Section 6(d) of the Plan is amended to delete the word "or" at the end of subparagraph 6(d)(vi), to delete the period at the end of subparagraph 6(d)(vii) and insert "; or" in its place, and to add the following subparagraph 6(d)(viii):

          (viii) A termination of employment by the Participant for any reason other than Disability or Retirement on or after Participant's Normal Retirement Date during the calendar month which is the nineteenth full calendar month following the Effective Date (such calendar month being referred to herein as the "Window Month").

     This Paragraph B of this Participation Letter shall be null and void and of no effect commencing at the end of the Window Month.

     C. During the period from the Effective Time until the end of the Window Month, subparagraph 5(a)(v) of the Plan shall be null and void and subparagraph 5(a)(i) shall be revised to read as follows:

          (i) receive, promptly following the effective date of the Release Agreement, a lump sum cash amount equal to 2.99 times Participant's Base Salary and Bonus Amount, provided, however, that in the event that any of the lump sum cash amount and all other payments and benefits received or to be received by the Participant from the Company or any affiliate or under any plan, arrangement or agreement of or maintained by the Company or any affiliate, in the opinion of independent tax counsel to the Company, would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code (as hereafter defined), then the lump sum cash amount shall be reduced to the largest amount as will result in none of such payments and benefits being subject to the Excise Tax. The determination of any reduction in the lump sum cash amount shall be made by independent tax counsel to the Company in consultation with the independent certified public accountants of the Company.

     This Paragraph C of this Participation Letter shall be null and void and of no effect commencing at the end of the Window Month, and the original subparagraphs 5(a)(i) and 5(a)(v) shall be reinstated.

     D.  Subparagraph 6(d)(iii) is amended by replacing the words
     "301  Carnegie  Center, West Windsor Township,  New  Jersey"
     with    "7411    Valley   Green   Road,   Fort   Washington,
     Pennsylvania."

     E. Paragraph 3a of the Release, Covenant Not to Sue, Non- Disclosure and Non-Solicitation Agreement, which is Exhibit A to the Plan and Exhibit A to the Termination Agreement between the Company and you which is also effective as of the Effective Time, shall be null and void and paragraph 3a of Exhibit A to both documents shall read as follows:

     a. Non-Competition with SUB. The parties recognize that Executive is an important officer of SUB, that his reputation and business and personal relationships are of significant benefit to SUB, and a consideration in the price paid to acquire the bank holding company of which Executive was Chief Executive Officer, and that he has access to information about SUB's plans and projections as well as other confidential information. The parties further agree that SUB is in direct competition with certain banks and bank holding companies and thrift institutions and their affiliates and the Executive agrees that, for a period of two (2) years from the date hereof, he will not accept employment or serve in any capacity with any bank, savings bank or savings and loan association the deposits or accounts or shares of which are insured by the Federal Deposit Insurance Corporation or credit union the deposits or accounts or shares of which are insured by the National Credit Union Administration or any holding company for such bank, savings bank, savings and loan association or credit union or other entity controlling, controlled by or under common control with such financial institution at a principal place of employment within 25 miles of any office of SUB or any entity controlling, controlled by or under common control with SUB open to the public at the time of this Agreement.

     For purposes of this letter and the Plan, notices and all communications provided for in this letter or the Plan shall be in writing and shall be treated as having been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows: (i) if to you, your address indicated on the first page of this letter; (ii) if to the Company or the Subsidiary, Summit Bancorp., 301 Carnegie Center, P.O. Box 2066, Princeton, New Jersey 08543- 2066, Attention: Corporate Secretary; or (iii) to such other address as either party may have furnished to the other in writing in accordance with this paragraph, except that notices of change of address shall be effective only upon receipt.

     All questions pertaining to the construction, regulation, validity and effect of the provisions hereof will be determined in accordance with the law of the State of New Jersey regardless of the law that might otherwise govern under applicable New Jersey principles of conflict of laws.

     Your participation in the Plan is conditioned on your acknowledgment of the terms of this letter. You also agree that this letter and your participation in the Plan supersedes all prior participation letters and understandings relating to severance benefits payable by the Company or the Subsidiary under severance plans of the Company and its Subsidiaries, and all such prior letters and understandings shall be null and void except for your Termination Agreement, dated as of the date of merger of Prime Bancorp, Inc. into Summit Bancorp. You agree that this letter and your participation in the Plan supersedes your Employment Agreement with Prime Bancorp, Inc. dated December 18, 1995, as amended June 17, 1999, other than the terms of such agreement relating to your stock options, and any other agreements and understandings relating to employment contracts with or severance benefits payable by Prime Bancorp, Inc. or Prime Bank and that such Employment Agreement, except as aforesaid, and any other such agreements and understandings shall be null and void. Please sign the enclosed copy of this letter and deliver it to the Company in order to evidence such acknowledgment and agreement.

                                   Sincerely,

                                   SUMMIT BANCORP.


                              By:     /s/  Richard F. Ober, Jr.
                                   -----------------------------
                              Richard    F.    Ober,    Jr.,Secretary

Acknowledged and Agreed:

   /s/  James J. Lynch
----------------------
        James J. Lynch


Dated:   July 30, 1999



Summit Bancorp. Executive Severance Plan
(Incorporated by reference to Exhibit (10)FF(ii) on Form 10-Q for the quarter ended June 30, 1998)




                                                        EXHIBIT A


                 RELEASE, COVENANT NOT TO SUE,
               NON-DISCLOSURE AND NON-SOLICITATION
                            AGREEMENT


     This RELEASE, COVENANT NOT TO SUE, NON-DISCLOSURE AND NON- SOLICITATION AGREEMENT (the "AGREEMENT") dated as of_________ among (1) ______________("Executive"), and (2) Summit Bancorp. and all parent and subsidiary corporations, partnerships and other entities and affiliates controlled by, controlling or under common control with Summit Bancorp. (together with any predecessor and successor entities hereinafter being collectively referred to as "SUB") sets forth the agreements of the parties hereto with regard to the matters set forth herein:

1.   Background.    Executive  is  an  Executive   of   SUB   and
     participates in SUB's Executive Severance Plan pursuant to a Participation Letter dated ______________ and a party to a Termination Agreement dated ________________ [as last amended _____________](the Plan and the Letter and Agreement, as amended from time to time, together being collectively referred to as the "Contracts"). Any capitalized terms used but not defined herein shall have the meaning set forth in the applicable Contract.

     1. A Change of Control [has/has NOT] occurred [on (date)]. If a Change of Control has NOT occurred, Executive is not entitled to any benefits under the Termination Agreement.

     2. Executive's employment with SUB will or has terminated on ______________, which shall be the Date of Termination for purposes of the Contracts, notwithstanding any failure to adhere to the provisions for giving a Notice of Termination and the method of determining the Date of Termination set forth in the Contracts, any such failures being hereby waived by the parties.

     3. This termination shall constitute a termination "[for cause/ disability /retirement /other than for cause /by mutual agreement]" for purposes of any stock options and restricted stock which Executive holds, and the Termination Date shall be the termination date for the purposes of such options. Attached hereto as Appendix A is a list of all outstanding SUB options held by Executive on the date hereof.

2.   Payment.   Executive shall receive within two business  days
     following the EFFECTIVE DATE (as defined in paragraph 7 hereof) $_____________, the gross amount due to Executive under the Contracts, which shall be paid to Executive as $_________________ by check or deposit in Executive's bank account, with the balance withheld in respect of federal, state and local taxes and benefits contributions, which Executive acknowledges represents all amounts currently due Executive under the Contracts. Executive acknowledges and agrees that Executive is not entitled to any severance payments under any other severance program of SUB, the Contracts being intended to substitute for any such other severance program. SUB continues to be obligated to provide certain welfare and pension benefits and perquisites, as more fully set forth in the Contracts.

3. Restrictive Covenants. In consideration of the payments to Executive as specified in paragraph 2 above, Executive agrees as follows:

     a. Non-Competition with SUB. The parties recognize that Executive is an important officer of SUB, that his reputation and business and personal relationships are of significant benefit to SUB, and a consideration in the price paid to acquire the bank holding company of which Executive was Chief Executive Officer, and that he has access to information about SUB's plans and projections as well as other confidential information. The parties further agree that SUB is in direct competition with certain banks and bank holding companies and thrift institutions and their affiliates and the Executive agrees that, for a period of two (2) years from the date hereof, he will not accept employment or serve in any capacity with any bank, savings bank or savings and loan association the deposits or accounts or shares of which are insured by the Federal Deposit Insurance Corporation or credit union the deposits or accounts or shares of which are insured by the National Credit Union Administration or any holding company for such bank, savings bank, savings and loan association or credit union or other entity controlling, controlled by or under common control with such financial institution at a principal place of employment within 25 miles of any office of SUB or any entity controlling, controlled by or under common control with SUB open to the public at the time of this Agreement.

     b. Non-Solicitation of SUB Employees. For a period of five (5) years from the date hereof, Executive will not solicit or induce any person who is an employee of SUB or was such at any time within three months prior to the date hereof to become employed by any other person, firm or corporation or approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by other persons, without the prior written consent of SUB.

     c. Non-Disclosure of Proprietary Information. Executive acknowledges that during the course of Executive's employment with SUB Executive received, obtained or became aware of or had access to proprietary information, lists and records of customers and trade secrets which are the property of SUB and which are not known by competitors or generally by the public ("Proprietary Information") and recognizes such Proprietary Information to be valuable and unique assets of SUB. For purposes of this subparagraph: (i) Proprietary Information is deemed to include, without limitation, (A) marketing materials, marketing manuals, policy manuals, procedure manuals, policy and procedure manuals, operating manuals and procedures and product documentation, (B) all information about pricing, products, procedures, practices, business methods, systems, plans, strategies or personnel of SUB, (C) circumstances surrounding the relationships with, knowledge of, or information about the customers, clients, and accounts of SUB, including but not limited to the identity of current active customers or prospects who have been contacted by SUB, the expiration dates and other terms of loans or deposit or other banking relationships, details or special product provisions or special combinations of products, or special prices, and (D) all other information about SUB which has not been disclosed in documents filed with the U.S. Securities and Exchange Commission or otherwise publicly disseminated by SUB, whether or not that information is recorded and notwithstanding the method of recordation, if any; and (ii) Proprietary Information is deemed to exclude all information legally in the public domain. Executive agrees to hold the Proprietary Information in the strictest confidence and agrees not to use or disclose any Proprietary Information, directly or indirectly, at any time for any purpose, without the prior written consent of SUB or to use for Executive's benefit or the benefit of any person, firm, corporation or other entity (other than
          SUB), any Proprietary Information, and to use Executive's best efforts to prevent such prohibited use or disclosure by any other persons. Executive has returned all Proprietary Information in Executive's possession or control to SUB.

     d. Cooperation, No Detrimental Actions. Executive will cooperate with SUB in enforcing its claims against
          customers   and  former  customers  of  SUB,  including
          appearing   as   a  witness  for  SUB   in   court   or
          administrative  proceedings,  subject   to   reasonable
          reimbursement for Executive's time and expenses. Executive will not take actions or make disparaging statements which are detrimental to SUB or the RELEASEES, as defined in paragraph 5 below.

     e.   Remedies.     Executive   hereby   acknowledges    that
          Executive's duties and responsibilities under this paragraph 3 are unique and extraordinary and that irreparable injury may result to SUB in the event of a breach of the terms and conditions of this paragraph 3, which may be difficult to ascertain, and that the award of damages would not be adequate relief to SUB and the RELEASEES. Executive therefore agrees that in the event of Executive's breach of any of the terms or conditions of this paragraph 3, SUB shall have the right, without posting any bond or other security, to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which SUB may be entitled against Executive. The covenants of Executive in paragraphs 3a, 3b, 3c and 3d of this Agreement shall each be construed as an agreement independent of any other provision in this AGREEMENT, and the existence of any claim or cause of action of Executive against SUB, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by SUB of paragraphs 3a, 3b, 3c and 3d.

     f. Enforcement. If at the time of the enforcement of subparagraphs 3a, 3b, 3c, 3d or 3e above a court shall hold that the period or scope of the provisions thereof are unreasonable under the circumstances then existing, the parties hereby agree that the maximum period or scope under the circumstances shall be substituted for the period or scope stated in those subparagraphs.

4. Short-Swing Securities Profits. Executive acknowledges that Executive will remain subject to the short-swing liability provisions of Section 16 of the federal Securities Exchange Act of 1934 for six months following termination of employment.

5. Release. In consideration of the payments to Executive as specified in paragraph 2 above, Executive grants SUB a RELEASE of only all claims, both known and unknown, that Executive may have that relate to the termination of Executive's employment (hereafter a "WRONGFUL TERMINATION CLAIM"). The Executive and SUB agree that a WRONGFUL TERMINATION CLAIM, specifically and without limitation, does not include claims:

     1. for indemnification as a corporate agent of SUB against claims by third parties;

     2. under employee benefit plans, including supplemental employee retirement plans, maintained by SUB or any of the predecessor organizations thereof, including but not limited to rights under any workers compensation program, Section 502(a) of the Employee Retirement Income Security Act, as amended, 29 U.S.C. 1001 et seq., and under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA");

     3. arising out of enforcement of the Contracts or this Agreement by Executive; or

     4. constituting cross-claims against SUB as a result of claims brought by unaffiliated third parties against Executive based on Executive's service as an executive of SUB.

     The statutes which could form the basis for a WRONGFUL TERMINATION CLAIM include, but are not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 1971 et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. 621 et seq.; Section 510 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq.; the Americans With Disabilities Act, as amended, 42 U.S.C. 12101 et seq.; the Older Workers Benefit Protection Act, as amended, 29 U.S.C. 621 et seq.; the Civil Rights Act of 1866, as amended, 42 U.S.C. 1981 et seq.; the New Jersey Law Against Discrimination, as amended, N.J.S.A. 10:5-1 et seq.; the New Jersey Conscientious Employee Protection Act, as amended, N.J.S.A. 34:19-1 et seq.; the New York Human Rights Law, Executive Law 290 et seq.; the Pennsylvania Human Relations Act, as amended, 43 P.S. 951 et seq.; and the Pennsylvania Whistleblower Law, as amended, 43 P.S. 1421 et seq. The common law (non-statutory) theories under which a WRONGFUL TERMINATION CLAIM could be made include, but are not limited to, breach of an express employment contract, breach of a contract implied from a personnel handbook or manual, or commission of a civil wrong (known as a "tort") resulting in Executive's termination, or for alleged violation of the public policy of the United States or any state. Granting a RELEASE of any WRONGFUL
     TERMINATION CLAIM pursuant to this AGREEMENT means that on behalf of Executive and all who succeed to Executive's rights and responsibilities, Executive releases and gives up only any and all WRONGFUL TERMINATION CLAIMS that Executive may have against SUB, and any of its subsidiaries, affiliates or divisions, and all of their directors, officers, representatives, shareholders, agents, employees, and all who succeed to their rights and responsibilities (collectively referred to as "RELEASEES". With respect to any charges filed concerning events or actions relating to a WRONGFUL TERMINATION CLAIM that occurred on or before the date of this AGREEMENT or Executive's Termination Date (whichever is later), Executive waives and releases any right that Executive may have to recover in any lawsuit or proceeding brought by Executive or by an administrative agency on Executive's behalf against the RELEASEES.

6. Covenant Not to Sue. Executive covenants not to sue the RELEASEES over any WRONGFUL TERMINATION CLAIM. Such a covenant not to sue the RELEASEES means that Executive represents that Executive has not through the date of execution of this Agreement filed a WRONGFUL TERMINATION CLAIM, charge or lawsuit with any court or government agency against the RELEASEES, and that Executive will not file such a lawsuit subsequent to execution of
     this Agreement.   Executive also waives any right to become, and
     promises not to become, a member of any class in a case in which WRONGFUL TERMINATION CLAIMS are asserted against any of the RELEASEES.

7.   Review Period.  Executive acknowledges that Executive has up to 21 days to review this AGREEMENT, and was advised to review it
     with  an  attorney  of Executive's choice.   Executive  also
     acknowledges that Executive was further advised that Executive has seven days after Executive signs this AGREEMENT to revoke it by notifying SUB in writing, of such revocation as set forth under Notices below. This AGREEMENT shall become effective on the tenth (10th) day following its execution by Executive (the "EFFECTIVE DATE"), unless revoked in accordance with the preceding sentence.

8. Revocation of Authority. Executive agrees and acknowledges that as of the Termination Date Executive shall no longer be empowered to bind SUB in any agreement, whether verbal or written, and that Executive shall have no authority to execute any documents, deeds, leases, or other contracts on behalf of SUB. To the extent not effected by termination of Executive under the Contracts, Executive resigns from all offices and positions with SUB.

9. Successors and Assigns. All rights and duties of SUB under this Agreement shall be binding on and inure to the benefit of SUB, its successors and assigns. All rights of Executive hereunder shall be binding upon and inure to the benefit of Executive's personal or legal representatives.

10.  Notices.    All   notices,  requests,  demands   and   other
     communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail, postage prepaid or by reputable national overnight delivery service, to the addresses shown below, unless changed by notices given as herein provided, except that notice of change of address only shall be effective upon actual receipt:

          If to SUB, to:
                         Summit Bancorp.
                         301 Carnegie Center
                         P.O. Box 2066
                         Princeton, New Jersey 08543-2066
                         Attention:  Executive Vice President  of
Human Resources

          With a copy to:
                         Summit Bancorp.
                         301 Carnegie Center
                         P.O. Box 2066
                         Princeton, New Jersey 08543-2066
                         Attention: General Counsel

          If to the Executive, to:




          With a copy to:





11. Covenant Not to Challenge Enforceability. Both Executive and SUB understand that this AGREEMENT is final and binding when executed by both parties, subject to paragraph 7 above, and both agree not to thereafter challenge its enforceability.

12. Applicable Law. This AGREEMENT shall be deemed to have been made within the State of New Jersey, and it shall be interpreted, construed, and enforced in accordance with the law of the State of New Jersey, and before the Courts of the State of New Jersey.

13. Amendments, Modifications, Waivers. This AGREEMENT cannot be amended or modified except by a written document signed by both SUB and Executive and no provision can be waived except by a written document signed by the waiving party.

14. By signing this AGREEMENT, Executive acknowledges:

     1.   EXECUTIVE HAS READ THIS AGREEMENT COMPLETELY.

     2.   EXECUTIVE  HAS  HAD AN  OPPORTUNITY  TO  CONSIDER  THE  TERMS  OF THIS
          AGREEMENT.

     3. EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF EXECUTIVE'S CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

     4. EXECUTIVE KNOWS THAT EXECUTIVE MAY BE GIVING UP IMPORTANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.

     5. EXECUTIVE UNDERSTANDS AND MEANS EVERYTHING THAT EXECUTIVE HAS SAID IN THIS AGREEMENT, AND EXECUTIVE AGREES TO ALL ITS TERMS.

     6. EXECUTIVE IS NOT RELYING ON SUB OR ANY REPRESENTATIVE OF SUB TO EXPLAIN THIS AGREEMENT AND RELEASE TO EXECUTIVE. EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT AN ATTORNEY OR OTHER ADVISOR TO EXPLAIN THIS AGREEMENT AND ITS CONSEQUENCES TO EXECUTIVE BEFORE EXECUTIVE SIGNED IT, AND EXECUTIVE HAS AVAILED HIMSELF OR HERSELF OF THIS OPPORTUNITY TO WHATEVER EXTENT EXECUTIVE DESIRED.

     7. EXECUTIVE HAS SIGNED THIS AGREEMENT VOLUNTARILY AND ENTIRELY OF EXECUTIVE'S OWN FREE WILL, WITHOUT ANY PRESSURE FROM SUB OR ANY REPRESENTATIVE OF SUB, OR ANYONE ELSE.

          IN WITNESS WHEREOF, and intending to be legally bound hereby, this Agreement has been executed as of the day and year first above written.

ATTEST:                            SUMMIT BANCORP.


______________________________By:______________________________
Secretary                          Executive Vice President

                                   ------------------------------

                                   EXECUTIVE


                                   --------------------------------
                                   (Social Security Number)

STATE OF NEW JERSEY:

COUNTY OF _______________________:

     I certify that on this _______ day of ____________, _______ personally came before me _______________(Executive), who, being duly sworn, acknowledged under oath to my satisfaction that such person is named in and personally executed the foregoing Receipt and Release as such person's voluntary act and deed, for the purposes set forth therein.

     IN WITNESS WHEREOF, I have set my hand this ____ day of -------------, ------.

By:  ___________________________________
     Notary Public of the State of New Jersey

My Commission expires __________________